EXHIBIT 99.B9-1



                                EXHIBIT 23(F)(1)

                             DEALER SALES AGREEMENT

                                IDEX MUTUAL FUNDS

                                                           InterSecurities, Inc.
                                                            570 Carillon Parkway
                                                        St. Petersburg, FL 33716
                                                       Telephone: (727) 299-1800

                                                          Date:_________________

                                                       Broker Dealer No:________

                                     PART I
                                IDEX MUTUAL FUNDS
                            DEALER'S SALES AGREEMENT

Ladies and Gentlemen:

         We have entered into an underwriting agreement with IDEX Mutual Funds (the "IDEX Fund") whereby we will act as Principal Underwriter as defined in the Investment Company Act of 1940, with the right to purchase shares of beneficial interest of the IDEX Fund for sale of such shares to investors either directly or indirectly through other broker-dealers. As Principal Underwriter, we offer to sell to you the various series and classes of shares of the IDEX Fund representing the various funds of the IDEX Fund (each fund and class thereof referred to individually as a "fund" or "Class", as applicable, and collectively, the "funds" or "Classes", as applicable), subject to the following conditions:

     1. In all sales of shares to the public you shall act as dealer for your own account.

     2. On purchases of Class A and Class T fund shares, you shall receive a discount amounting to a percentage of the applicable public offering price, as set forth in the then current prospectus (which includes the Statement of Additional Information) for the fund. On purchases of Class B fund shares, you shall receive a commission amounting to a percentage of the net asset value, as set forth in the then current prospectus for the fund. Such payment shall be subject to all of the terms and conditions relating thereto as set forth in the then current prospectus for the Class A, Class B and Class T shares of the fund. In addition to the discount or commission payable to you pursuant to this
         Section 2: (a) for your distribution, marketing and/or administrative services in the promotion and sale of fund shares, we shall, providing this Agreement is in force, pay to you a fee as to each Class of shares of a fund sold by you, computed on an annual basis and paid quarterly, to the extent and in the amount such fee, if any, is set forth in the then current prospectus for the applicable Class of the fund based on a percentage of the average daily aggregate value (at net asset value) of shares of the applicable Class of the fund held by your clients; and
         (b) for your personal service and/or maintenance of shareholder accounts with respect to your customers who own shares of a fund, we shall, providing this Agreement is in force, pay to you a fee as to each Class of shares of a fund computed on an annual basis and paid quarterly, to the extent and in the amount such fee, if any, is set forth in the then current prospectus for the applicable Class of the fund based on a percentage of the average daily aggregate value (at net asset value) of shares of the applicable Class of the fund held by your clients. Payment of these fees or the terms thereof, may be modified or terminated by us at any time.

     3. You represent that you are, and at the time of purchasing any shares of a fund will be, a member in good standing of the National Association of Securities Dealers, Inc. (the "NASD"), along with NASD Regulation, Inc.

     4. Orders received from you will be accepted by us only at the public offering price applicable to each order as established by the then current prospectus applicable to the particular shares of the IDEX Fund. The procedure relating to handling orders shall be subject to instructions which we shall forward to you from time to time. All orders are subject to acceptance or rejection by us in our sole discretion.

     5. You agree to purchase shares only from us or from your customers. If you purchase shares from us, you agree that all such purchases shall be made only to cover orders already received by you from your customers, or for your own bona fide investment.

         If you purchase shares from your customers, you agree to pay such customers not less than the redemption price in effect on the date of purchase, as defined in the then current prospectus applicable to the particular shares of the IDEX Fund. We in turn agree that we will not purchase any shares from the IDEX Fund except for the purpose of covering purchase orders which we have already received.

     6. You shall sell shares only (a) to customers at the public offering price then in effect and (b) to the IDEX Fund or to any dealer who is a member of the NASD at the redemption price in effect with respect to the particular shares on the date of sale.

     7. Only unconditional orders for shares of a definite specified price will be accepted.

     8. If any shares sold to you under the terms of this agreement are repurchased by the IDEX Fund or are tendered for redemption within seven business days after the date of confirmation, it is agreed that you shall forfeit your right to any discount received by you on such shares.

     9. Remittance of the net amount due for shares purchased from us shall be made payable to Idex Investor Services, Inc., Agent for the Underwriter, promptly, but in no event later than the maximum amount of time legally permissible after our confirmation of sale to you (currently, three business days). Such payment should be sent, together with any stock transfer stamps required on account of the sale by you, to Idex Investor Services, Inc., P. O. Box 9015, Clearwater, FL 33758-9015, with your transfer instructions on the appropriate copy of our confirmation of sale to you. If such payment is not received by Idex Investor Services, Inc., we reserve the right, without notice, forthwith to cancel the sale.

     10. Promptly upon receipt of payment, shares sold to you shall be deposited by us or our agent, Idex Investor Services, Inc. No certificates will be issued unless specifically requested.

     11. No person is authorized to make any representations concerning shares of a fund except those contained in the then current prospectus applicable to the particular shares of the IDEX Fund and in supplements thereto. In purchasing shares from us you shall rely solely on the representations contained in the prospectus applicable to the particular shares of the IDEX Fund and supplements thereto.

     12. Additional copies of the current prospectus and supplements thereto and other literature will be supplied by us in reasonable quantities upon request.

     13. Certain of your registered representatives may, from time to time, request access to certain account information with respect to the shares of the IDEX Fund (the "Account Information") via downloading of such Account Information to an electronic mailbox which will be accessed by the registered representative through his or her personal computer. The Account Information will be accessed by the registered representative via software purchased from an outside vendor to whom the IDEX Fund provides access to the Account Information. In exchange for the cooperation of the IDEX Fund and of InterSecurities, Inc. in providing access to the Account Information for the convenience of the registered representatives, you agree that it is your sole responsibility to oversee and supervise your registered representatives in the utilization of such Account Information, including verification of the accuracy of all written material produced by a registered representative from the Account Information. Further, you are solely responsible for ensuring that all NASD, SEC and other regulations are fully complied with by the registered representatives in connection with the utilization of and preparation of any written or oral material from, the Account Information. You shall fully indemnify and hold harmless the undersigned and the IDEX Fund from any and all claims made against them by any party with respect to your registered representatives' use of such Account Information.

     14. We reserve the right in our discretion, without notice, to suspend sales or withdraw the offering of shares entirely or to modify or cancel this agreement.

     15. We both hereby agree to abide by the rules of the NASD ("NASD Rules"). Specifically, and without limiting the foregoing, we both hereby agree that sales of the shares of each fund, and each Class thereof, shall be effected in accordance with Section 2310 and Section 2830 of the NASD Rules, as interpreted by the NASD.

     16. All communications to us should be sent to the above address. Any notice to you shall be duly given if mailed or telecopied to you at your address specified below. This agreement shall be construed in accordance with the laws of Florida, without regard to the choice of law principles thereof.

     17. You agree to abide by the Sales Compliance Policies Relating to the Multiple Class Distribution System, attached to this Agreement as Appendix A, with respect to each fund of the IDEX Fund and to include such Sales Compliance Policies in your internal guidelines for sales compliance.

     18. Your registered representatives may, from time to time, assist your customers in determining and documenting such customers' eligibility for reductions in, or waivers of, front end sales charges or contingent deferred sales charges to which one or more Classes of shares may be subject. You agree that it is your responsibility to oversee and supervise the activities of your registered representatives in connection with the sale and redemption of shares of the funds, including verification of the eligibility of customers for reductions in, or waivers of, sales charges to the extent that your registered representatives assist customers in determining and documenting such eligibility. You shall fully indemnify and hold harmless the undersigned and the IDEX Fund from any and all losses sustained by them as a result of any inaccurate, or incomplete, representations made by your registered representatives or your customers in connection with eligibility for reductions in, or waivers of, sales charges, if and to the extent that you or your registered representatives knew, or should have known, of such inaccuracies or omissions.

                                     PART II
                              CASH EQUIVALENT FUND
                                 SALES AGREEMENT

     We have entered into a Services Agreement (the "Kemper Agreement") with Zurich Kemper Investments, Inc. ("Kemper"), the administrator, distributor and principal underwriter for Cash Equivalent Fund ("CEF"), pursuant to which we have agreed to sell shares of CEF and perform certain shareholder services and provide certain facilities and equipment in connection with such services. The Kemper Agreement permits us to enter into agreements with other broker-dealers pursuant to which such broker-dealers shall sell shares of CEF and we will perform certain shareholder servicing functions with respect to CEF shares owned by the clients of such broker-dealers. Accordingly, we agree as follows:

     19. SALE OF CEF SHARES. You shall sell shares of CEF to the public in accordance with the terms and conditions set forth in this Agreement:

         (a) You shall offer and sell CEF shares only in states where they may legally be sold.

         (b) In all sales of CEF shares to the public, you shall act as dealer for your own account, and you shall not have authority to act as agent for CEF, for Kemper, for InterSecurities, Inc., or for any representative or agent of such parties.

         (c) All orders shall be subject to acceptance or rejection by Kemper in its sole discretion, and will be accepted by Kemper only at the public offering price applicable to each order as established by CEF's then current prospectus. You may offer and sell CEF shares to your customers only at the public offering price, which is the net asset value per share as described in CEF's prospectus. Kemper will not accept any conditional orders for shares. You shall place orders for CEF shares in the manner set forth in CEF's prospectus.

         (d) You shall purchase shares only from Kemper or your client, and you shall not purchase shares from your clients at a price lower than that quoted by or for CEF. You may sell shares for the account of your customer to CEF, or to Kemper as agent for CEF, at the price currently quoted by or for CEF.

         (e) You will purchase shares from Kemper only to cover purchase orders already received from your clients or for your own bona fide investment.

         (f) You will not withhold placing with Kemper orders received from your clients so as to profit yourself as a result of such withholding.

         (g) All sales will be made subject to receipt by Kemper of shares from CEF.

     20. UNAUTHORIZED REPRESENTATIONS. No person is authorized to make any representations concerning shares of CEF except those contained in the current prospectus of CEF and in supplemental printed information subsequently issued by CEF or by Kemper.

     21. NASD MEMBERSHIP. You represent that you are, and at the time of purchasing any shares of CEF will be, a member in good standing of the NASD.

     22. AGREEMENTS OF INTERSECURITIES, INC.

         (a) We agree to supply you with such reasonable number of copies of CEF's prospectus and sales literature as you may request.

         (b) We shall perform the following services with respect to your clients who own CEF shares: answer routine client inquiries regarding CEF, assist clients in changing dividend options, account designations and addresses, and similar coordination of shareholder matters with Kemper and CEF, provided, however, that we may terminate such service at any time upon written notice to you. In the event that we cease to perform such services, those services will be performed directly by Kemper.

         (c) We shall pay you a fee after the end of each calendar quarter in the amount of .10 of 1% of the average aggregate daily net asset value of CEF shares owned by your clients. In computing your fee, one-fourth of the applicable fee rate shall be applied to the average aggregate daily net asset value of such CEF shares owned by your clients for the quarter in question.

         Each quarter's fee shall be determined independently of every other quarter's fee. For the quarter in which this Agreement becomes effective or terminates, there shall be an appropriate proration on the basis of the number of days that the Agreement is in effect during that quarter.

     23. REPORTS. You shall prepare such reports as we may request in order to comply with our reporting obligations to Kemper.

     24. DOWNLOADING OF ACCOUNT INFORMATION. Certain of your registered representatives may, from time to time, request access to certain account information with respect to the CEF shares (the "Account Information") via downloading of such Account Information to an electronic mailbox which will be accessed by the registered representative through his or her personal computer. The Account Information will be accessed by the registered representative via software purchased from an outside vendor to whom access to the Account Information is provided. In exchange for the cooperation of the IDEX Fund and of InterSecurities, Inc. in providing access to the Account Information for the convenience of the registered representatives, you agree that it is your sole responsibility to oversee and supervise your registered representatives in the utilization of such Account Information, including verification of the accuracy of all written material produced by a registered representative from the Account Information. Further, you are solely responsible for ensuring that all NASD, SEC and other regulations are fully complied with by the registered representatives in connection with the utilization of and preparation of any written or oral material from, the Account Information. You shall fully indemnify and hold harmless the undersigned and the IDEX Fund from any and all claims made against them by any party with respect to your registered representatives' use of such Account Information.

     25. TERMS AND TERMINATION. This Agreement shall become effective on the date hereof and continue in effect until terminated. This Agreement shall automatically terminate in the event of its assignment and upon any termination of the Kemper Agreement. It may be terminated at any time by us or you on thirty (30) days written notice.

     26. NOTICES AND COMMUNICATIONS. All notices and communications to us should by sent to the above address. Any notice to you shall be duly given if mailed, hand delivered or telegraphed to the address specified below.


                                   Very truly yours,
                                   InterSecurities,
                                   Inc.

By:_________________________________________
            Registered Principal

The undersigned hereby accepts and agrees to the terms of this Agreement.

Firm Name:___________________________________

By:_________________________________________
        Authorized Securities Principal

Name:_______________________________________

Title: ________________________________________

Address: ___________________________________________

______________________________________________

Telephone: ___________________________________

Federal Tax I.D.:_______________________________

NASD CRD No.:_______________________________


                     (RETAIN A COPY AND RETURN THE ORIGINAL)

                                   APPENDIX A
                                       TO
                                IDEX MUTUAL FUNDS
                            DEALER'S SALES AGREEMENT

                    SALES COMPLIANCE POLICIES RELATING TO THE
                       MULTIPLE CLASS DISTRIBUTION SYSTEM

         Each fund of IDEX Mutual Funds (each a "fund" and collectively, the "funds"), other than the IDEX JCC Growth, which includes four classes of shares, currently offers four classes of shares as follows:

         Class A shares are ordinarily purchased with a front-end sales load and are currently subject to an annual 12b-1 fee of up to .35% of the average daily net assets of that fund's Class A shares.

         Class B shares are purchased with no front-end sales charge and are currently subject to an annual 12b-1 fee of 1.00% of the average daily net assets of that fund's Class B shares. Class B shares are also subject to a contingent deferred sales charge at a declining rate, payable upon redemption of the shares during the first six years after purchase. Class B shares automatically convert to Class A shares eight years after purchase.

         Class C shares are purchased with no front-end sales charge and are currently subject to an annual 12b-1 fee up to 1.00% of the average daily net assets of that fund's Class C shares.


         Class M shares are purchased with a front-end sales charge and are currently subject to an annual 12b-1 fee of up to .90% (.60% for the IDEX AEGON Tax Exempt) of the average daily net assets of that fund's Class M shares.
Class M shares automatically convert to Class A shares ten years after purchase.


         Class T Shares of IDEX JCC Growth will be subject to a maximum initial 8.50% sales charge, but no ongoing annual 12b-1 fees. Class T Shares will be available for sale only to existing Class T shareholders (former shareholders of IDEX Fund and IDEX Fund 3). CLASS T SHARES WILL NOT BE OFFERED OR SOLD TO NEW INVESTORS.

         To assist investors in selecting the method of investing that best meets their needs and to ensure proper supervision of mutual fund purchase recommendations, we request that your internal guidelines include the following policies:


     (1) Any purchases of fund shares for less than $500,000 may be of shares either 1) subject to a front-end sales charge and an ongoing 12b-1 fee of up to .35% of the average daily net assets of those shares (Class A Shares); 2) subject to an ongoing 12b-1 fee of 1.00% of the average daily net assets of those shares, a contingent deferred sales charge on the lesser of the original purchase price or redemption proceeds at a declining rate for the six years following purchase as follows: 5% during the first year, 4% during the second year, 3% during the third year, 2% during the fourth year, 1% during the fifth and sixth years, and 0% after the sixth year, and automatic conversion to Class A shares eight years after purchase (Class B Shares); 3) subject to no front-end sales charge and a 12b-1 fee of up to 1.00% of the average daily net assets of those share (Class C Shares) or 4) subject to a front-end sales charge and a 12b-1 fee of up to .90% (.60% for IDEX AEGON Tax Exempt) of the average daily net assets of those shares; and automatic conversion to Class A shares ten years after purchase (Class M Shares). (Purchases of IDEX JCC Growth shares for less than $500,000 may also be of Class T shares, if available to the investor (I.E., the investor is, at the time of purchase, an existing Class T shareholder). Such shares are subject to a front-end sales charge, but no ongoing annual 12b-1 fees).


     (2) Any purchases of fund shares for $500,000 or more but less than $1,000,000 may be of shares either 1) subject to a front-end sales charge and an ongoing 12b-1 fee of up to .35% of the average daily net assets of those shares (Class A shares); 2) subject to no front-end sales charge and a higher 12b-1 fee (Class C shares); or 3) Subject to no front-end sales charge and a 12b-1 fee of up to 1.00% of the average daily net assets of those shares (Class C Shares). (Purchases of IDEX JCC Growth shares for $500,000 or more but less than $1,000,000 may also be of Class T shares, if available to the investor (I.E., the investor is, at the time of purchase, an existing Class T shareholder). Such shares are subject to a front-end sales charge, but no ongoing annual 12b-1 fees). Purchases of $500,000 or more for Class B shares will be declined.

     (3) Sales personnel should determine which class of shares best meets the investor's needs based on the relevant facts and circumstances, including, but not limited to:

         (a)   the specific dollar amount of the purchase;

         (b) the length of time the investor expects to hold his or her shares;


         (c) any other relevant circumstances, such as the availability of sales or redemption charge waivers or reductions on Class A, Class B and Class M shares (and Class T shares, if available to the investor);


         (d) the availability of breakpoints for reduced sales loads on Class A shares (and Class T shares, if available to the investor); and

         (e) sales of shares of each fund, and each Class thereof, shall be effected in accordance with Section 2310 (formerly Section 2) and
               Section 2830 (formerly Section 26) of the NASD Rules, as interpreted by the NASD.

     (4) Any purchase of fund shares for $1,000,000 or more normally should be for Class A shares because such a purchase will not be subject to a front-end sales charge and will have lower ongoing 12b-1 fees than those imposed on Class B, Class C and Class M shares. (If, however, Class T shares of the IDEX JCC Growth are available to the investor (I.E., the investor is, at the time of purchase, an existing Class T shareholder), the purchase of IDEX JCC Growth shares for $1,000,000 or more normally should be for Class T shares, because such a purchase will not be subject to a front-end sales charge and will have no ongoing 12b-1 fees.) However, if no front-end sales charge is incurred because a Class A or Class T purchase equals or exceeds $1,000,000, a deferred sales charge of 1% will be imposed at redemption of such shares within the first twenty-four months of the purchase.

     (5) Investors who are eligible for a complete waiver of the front-end sales charge on Class A shares, and in the case of the IDEX JCC Growth, are not eligible to purchase Class T shares on such a basis, normally should purchase Class A shares because the ongoing 12b-1 fees of such shares are lower than those of Class B, Class C and Class M shares (keeping in mind that upon redemption of such shares within the first twenty-four months of purchase, a 1% deferred sales charge may be imposed on such redemption).

     (6) With respect to the IDEX JCC Growth, investors who are eligible to purchase Class T shares and are eligible for a complete waiver of the front-end sales charge on Class T shares normally should purchase Class T shares because Class T shares have no ongoing 12b-1 fees (keeping in mind that upon redemption of such shares within the first twenty-four months of purchase, a 1% deferred sales charge may be imposed on such redemption, unless the shares were purchased through a qualified retirement plan).

         Investors should consider both ongoing annual expenses and front-end and contingent deferred sales charges, if any, in estimating the costs of investing in the respective classes of fund shares over time. For example, new investors that qualify for a substantial reduction in a front-end sales charge ordinarily should determine that a purchase of Class A shares, subject to lower ongoing expenses, is preferable to a purchase of Class B shares which are subject to higher ongoing 12b-1 fees and a contingent deferred sales charge or of Class C and Class M shares which would be subject to payment of a higher ongoing 12b-1 fee.


         Alternatively, an investor whose purchase of fund shares would not qualify for a reduction of the front-end sales charge, may wish to avoid the sales charge and thus initially invest all of his or her dollars in Class B or Class C shares. Such an investor should consider how long he or she plans to hold such shares when deciding which class of shares to purchase. Certain investors may elect to purchase Class B shares if they determine it to be most advantageous to have all their funds invested initially and intend to hold their shares for an extended period of time. Investors in Class B shares should take into account whether they intend to remain invested until the end of the conversion period and thereby take advantage of the reduction in ongoing fees resulting from the conversion into Class A shares. Other investors may elect to purchase Class C shares if they determine that it is advantageous to have all their assets invested initially and they are uncertain as to the length of time they intend to hold their assets in the Fund. See especially the sections "Fees and Expenses," "Shareholder Information - Opening an Account" "Distribution Arrangements-Distribution Plans" in the prospectus for the respective fund.


         The above policies are reflected in a revised prospectus for the funds. These policies are in addition to, and not intended to override, any other of your internal policies.